Patent License Agreement

AGREEMENT made this 6th day of October, 2006 by and between GE Infrastructure Technology LLC, GE Infrastructure Technology International Inc., (hereinafter collectively called “LICENSOR”), a limited liability company and a corporation both organized and existing under the laws of Delaware, USA, and EU Energy Inc., (hereinafter called “LICENSEE”), a company organized and existing under the laws of Nevada, USA.

RECITALS

1.
LICENSOR is a wholly owned AFFILIATE, as defined below, of the General Electric Company (GE), and GE has transferred to LICENSOR the responsibility to safeguard intellectual property relating to wind turbines manufactured and sold by the GE Wind Energy GmbH and GE Wind Energy LLC AFFILIATES of its GE Energy business including the rights to license such intellectual property to third parties.

2.	LICENSOR is the sole and exclusive owner of, or has the right to license, the LICENSOR PATENTS (defined below) and the counterparts thereof in other countries.

3.	LICENSEE has advised LICENSOR that it desires to obtain certain licenses under LICENSOR PATENTS, for the consideration as provided below.

4.	LICENSOR desires to grant such license all on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1
DEFINITIONS

1.1	“LICENSOR PATENTS” means the patents and applications listed in Attachment 1.

1.2	“LICENSED TERRITORY” means the countries where LICENSOR PATENTS listed in Attachment 1 have issued.

1.3
“AFFILIATE” means any corporation, partnership, joint venture, limited liability company, or other entity or person which directly or indirectly controls, is controlled by, or is under common control with LICENSOR or LICENSEE, respectively, or any of their respective Affiliates on the date of this Agreement or at any time during the term of this Agreement, but only for so long as such relationship exists, but excluding any such entity acquired by LICENSEE after the effective date of this Agreement that is a direct competitor of LICENSOR’s GE Wind Energy business in the manufacture and sale of wind turbines, including the entities in Attachment 3. As used herein, the term “control” shall mean the ability to direct the business of a company and shall be presumed in the case of ownership, directly or indirectly, of shares of stock having more than fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation, and more than fifty percent (50%) of the voting power and interest in profits in the case of a business entity other than a corporation.

1.4
“LICENSED PRODUCTS” means the D6 and D8 wind turbines and components and systems thereof and hardware and software used therein described in Attachments 4 and 5 respectively, and reasonable improvements and variations thereof, subject to LICENSOR’s approval, which approval shall not be unreasonably withheld, where the sale or manufacture thereof in the LICENSED TERRITORY would infringe at least one issued and valid claim of LICENSOR PATENTS.

1.5	“MW” means megawatts rated power.

ARTICLE 2
PATENT LICENSE

2.1
LICENSOR hereby grants and agrees to grant to LICENSEE and LICENSEE’s AFFILIATES, a nonexclusive license, right and privilege under LICENSOR PATENTS, to make, have made, use, sell, service or otherwise dispose of LICENSED PRODUCTS, and to have made components for use in LICENSEE’s LICENSED PRODUCTS, in the LICENSED TERRITORY, including units of LICENSED PRODUCTS which are in the process of manufacture on the date of termination or expiration of this Agreement. [**]

2.2
LICENSOR makes no representation to the LICENSEE that exercise of the licenses granted herein will not infringe patents of third parties, and LICENSOR, shall not be liable, either directly or as an indemnitor or otherwise, to the other or any third party as a consequence of any infringement of third party patents.

2.3
LICENSOR shall not be held responsible by LICENSEE for the validity of LICENSOR PATENTS should such validity be contested by third parties or should any LICENSOR PATENTS not be issued or be prematurely terminated for any cause whatsoever.

2.4
Both Parties shall hold the conditions of this Agreement in confidence, and shall not disclose the conditions of this Agreement except to its financial and legal representatives, without the other Party’s prior written consent.

2.5	LICENSOR and LICENSEE each represent and warrant that they are duly authorized to execute, deliver and perform this Agreement.

ARTICLE 3
COMPENSATION

3.1	LICENSEE shall pay to LICENSOR as royalties the fees provided in Attachment 2.

[**] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commissions.

3.2
LICENSEE agrees to make a written report to LICENSOR semi-annually during the term of this Agreement by May 15th and November 15th by email or fascimile to the addresses provided in Article 6 Notices. Each report shall state the quantity of LICENSED PRODUCTS in the respective LICENSED TERRITORY sold or otherwise disposed of by LICENSEE for the prior six (6) months. LICENSEE further agrees to make a written report to LICENSOR within thirty (30) days after the date of expiration or any termination of this Agreement stating the quantity of LICENSED PRODUCTS in the respective LICENSED TERRITORY sold or otherwise disposed of by LICENSEE prior to the date of expiration or termination and not previously reported to LICENSOR. LICENSED PRODUCTS sold or otherwise disposed of prior to the expiration or termination of this Agreement shall include units of LICENSED PRODUCTS which are in the process of manufacture or for which the components have been ordered. Each report shall include a computation of the royalty due to LICENSOR under Paragraph 3.1. Each report shall be made whether or not sales or other dispositions have been made during such period. LICENSOR shall invoice LICENSEE for royalties due, and LICENSEE shall pay to LICENSOR the royalty then accrued under said Paragraph 3.1 within 30 days after receipt of such invoice. It is also provided that, upon expiration or termination of this Agreement, all LICENSED PRODUCTS which LICENSEE has manufactured prior to the date of any such termination or expiration, and which LICENSEE has not previously sold or otherwise disposed of prior thereto, shall be considered as having been otherwise disposed of during the term of this Agreement, and accordingly shall be subject to the payment of the royalty provided for in Paragraph 3.1.

3.3
LICENSEE agrees to keep records showing the quantity of LICENSED PRODUCTS sold or otherwise disposed of during the term of this Agreement and other related records in sufficient detail to enable the royalty payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its applicable records to be examined from time to time upon reasonable prior notice, but not more often than once a year, to the extent necessary to verify the accuracy and completeness of the reports provided for in Paragraph 3.2 and the royalty due and payable hereunder. Such examination shall be made at the expense of LICENSOR by an auditor appointed by LICENSOR.

3.4	Payments

3.4.1	All payments to be made to LICENSOR by LICENSEE under this Agreement shall be made in United States Dollars by telegraphic transfer to LICENSOR to

[* *]

3.4.2
In the event, however, that any government (other than United States federal, state and local governments) imposes any income tax on payments by LICENSEE to LICENSOR and requests LICENSEE to withhold such tax from such payments, LICENSEE may deduct such tax from such payments up to the rate of the United States corporation income tax then payable by LICENSOR on such payments. LICENSEE agrees to furnish LICENSOR with certified statements, receipts and other supporting data as may be required by United States Tax Authorities to establish that such tax has been deducted.

 [**] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

3.5
In the event that any royalty payable under this Agreement is not paid by the date payment is due, LICENSEE shall also pay interest on such royalty for the period from the due date to the date payment is actually made at a per annum rate equal to two percent plus the prime rate quoted by the Chase Manhattan Bank of New York, N.Y. on the date payment was due.

3.6
For the purposes of this Agreement, LICENSED PRODUCTS shall be considered “sold” when shipped by LICENSEE to customer or customers designated site, and LICENSED PRODUCTS shall be considered “otherwise disposed of” when LICENSED PRODUCT is transferred for value to a party other than LICENSEE, or put into commercial use by LICENSEE.

ARTICLE 4
TERM AND TERMINATION

4.1	This Agreement shall become effective upon its execution by both parties.

4.2
Unless it is terminated earlier in accordance with Paragraph 4.3 or 4.4, this Agreement and the licenses granted hereunder shall continue in full force and effect until the date of expiration or final determination of invalidity by a court of competent jurisdiction of the last-to-expire of LICENSOR PATENTS, and shall thereupon expire.

4.3
In the event LICENSEE fails or becomes unable to substantially perform the obligations or undertakings to be performed by it under this Agreement and such default or inability is not cured within thirty (30) days after notice from LICENSOR specifying the nature of the default, then LICENSOR shall have the right to terminate this Agreement and the license granted hereunder by giving ten (10) days written notice. Notwithstanding the terms of this paragraph 4.3, under any and all circumstances, LICENSOR shall give to LICENSEE the full benefit of any payments made by LICENSEE in accordance with Table 1 of Attachment 2 herein. For example, for each Installment payment made for the Initial Fee in Table 1 of Attachment 2, the license and rights granted herein shall apply to a respective one third of the Initial MW and Installed MW’s in Attachment 2.

4.4	In the event there is a substantial direct or indirect change in ownership or operation of LICENSEE, as a result of merger, acquisition, consolidation or otherwise, LICENSEE shall notify LICENSOR.

4.4	Upon termination of this Agreement under Paragraph 4.3 or 4.4, or expiration thereof as provided herein, all rights granted and obligations undertaken hereunder shall terminate forthwith except:

4.4.1 LICENSEE’s obligation to make payments, submit reports and permit auditing of its records in accordance with the provisions of Article 3; provided, however, that the provisions of Paragraph 3.3 shall continue in effect only for a period of two years from the date of such termination or expiration.

4.4.2 The provisions of Article 5 and of Paragraphs 2.2, 2.3, 2.4 and 2.5 of Article 2.

ARTICLE 5
TRADEMARKS AND TRADE NAMES

In using, selling, or otherwise disposing of, or promoting the use, sale, or other disposition of LICENSED PRODUCTS licensed hereby under LICENSOR PATENTS, LICENSEE shall not, without the prior written consent of LICENSOR, directly or indirectly, use or refer to the trademarks or trade name of LICENSOR or its AFFILIATES or to trademarks or trade names similar thereto; provided, however, LICENSEE shall be permitted to inform by direct communication to customers and potential customers that LICENSEE is afforded the rights and privileges set forth in this Agreement, but in any event excluding advertising or other publications. Any press releases shall be in accordance with either version of press release presented in Attachment 7.

ARTICLE 6
NOTICES

Any notices and other communications required or permitted to be given hereunder shall be in writing, and in the case of LICENSEE shall be addressed to:

EU Energy, Inc.
Attention: Michael Porter
2026 McGaw Avenue
Irvine, California 92614
Fax:  (949) 428-8515
Email: michael.porter@eunrg.com

and in the case of LICENSOR (specifically including reports to be submitted by LICENSEE to LICENSOR pursuant to Paragraph 3.2) shall be addressed to:

GE Energy
Attention: Mary Rankin, President GE Infrastructure Technology
300 Garlington Road, MD 271 D
Greenville, SC 29602-0648
Fax: 864-675-3508
Email: mary.rankin@ge.com

or to such other address or addresses as either of these companies may from time to time designate as its address by notice in writing to the other. Such notices or other communications may be personally delivered to an officer of the party at such address or may be transmitted by facsimile to the facsimile number, or email to the email address as set forth in this Article provided that the sender shall retain a record of its transmittal. In the event that a party despite diligent efforts shall be unable to transmit a notice or other communication via facsimile or email it may transmit such notice or other communication by courier to the address of the other party as prescribed in this Article, which notices or other communication shall be effective upon receipt.

ARTICLE 7
EXTENSION TO AFFILIATES AND SUBLICENSES

LICENSEE may extend this Agreement to its AFFILIATES. LICENSEE will be responsible for identifying AFFILIATES and sublicensees to which this Agreement is extended and include the same information for them as for LICENSEE in the reports made to LICENSOR under Paragraph 3.3. LICENSEE will be responsible for the payment of royalty fees accrued for its AFFILIATES and sublicensees under Paragraph 3.2 concurrent with the making of said reports.

ARTICLE 8
ASSIGNMENT OF AGREEMENT

Except as provided in Article 7, LICENSEE shall not assign, extend or otherwise transfer this Agreement or any right hereunder without the written consent of LICENSOR; provided, however, that LICENSEE shall have the right to assign this Agreement in its entirety as a part of a disposition of that portion of the business as a whole that is responsible for making, using and/or selling the LICENSED PRODUCT. Neither this Agreement nor any rights granted herein shall inure to the benefit of any trustee in bankruptcy, receiver or other successor of LICENSEE whether by operation of law or otherwise, without the written consent of LICENSOR, and any assignment or transfer without such consent and approval shall be null and void.

ARTICLE 9
APPLICABLE LAW

9.1	This Agreement shall be construed, and the legal relations between the parties hereto determined, in accordance with the law of the State of New York, U.S.A.

9.2
Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties under this Agreement shall be subject to compliance with all laws, both present and future, of any government having jurisdiction over either party or this Agreement, and to orders, regulations, directions or requests of any such government or any department, agency, corporation or court thereof.

ARTICLE 10
NEGOTIATIONS AND ADR

10.1
Before any Party to this Agreement commences any legal action or proceeding anywhere in the world against the other Party to this Agreement with respect to any dispute whatsoever pertaining to this Agreement, the LICENSOR PATENTS or the LICENSEE PATENTS (a ‘Dispute’), the Parties agree to follow the procedures set forth in this Article 10.

10.2	PROCEEDINGS

10.2.1	If a party believes there is a Dispute, such Party will give the other Party notice in writing of such alleged Dispute.

10.2.2
The attorneys and technical and business persons of the Party claiming the Dispute will review the claim and will present their position to the other Party’s attorneys in writing within 60 Days of receipt of such notice.

10.2.3	The other Party’s attorneys will respond in writing within 30 Days of receipt of such position.

10.2.4
If the issue has not been resolved, the other Party may provide to the party claiming the Dispute, a notice to meet, and the attorneys and technical and business persons of both sides will meet and try to work out a resolution. Such resolution may include, but not be limited to, a royalty-free license, a cross-license or a license with a royalty rate specific to a particular patent or product involved, provided, however, that this provision shall not impose an obligation on any Party to settle a Dispute by means of licensing.

10.2.5
If the attorneys and technical and business persons are unable to reach a solution within 60 Days of such meeting notice, the parties will schedule a meeting or other communication of their top executives. In such a meeting or other communication, the attorneys and technical and business persons will explain their respective positions to the top executives in the presence of each other. The top executives of GE Wind Energy LLC and Composite Technology Corporation, respectively, will then meet or otherwise communicate, either privately or with the assistance of their attorneys and/or technical and business persons, and attempt to devise a solution.

10.2.6
If the top executives are unable to agree on a solution within 30 Days of their meeting, the parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce (“ICC”) ADR Rules in force as of the Effective Date or as thereafter amended. If the Dispute has not been settled pursuant to the said ICC ADR Rules within six months following the filing of a Request for ADR, or within such other period as the Parties may agree in writing, such Dispute shall be finally settled under the ICC Rules of Arbitration as provided in Paragraph 10.4 of this Agreement. All negotiations pursuant to this Article 10 shall be confidential and treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

10.3	Arbitration

10.3.1
In the event the parties have failed to resolve their Dispute in an amicable way according to the requirements and time limits set out in this Article 10, such unresolved Dispute shall be finally settled, without any recourse to appeal, under the Rules of Arbitration of the ICC by 3 arbitrators appointed in accordance with such Rules.

10.3.2
The Chairman of the Arbitral Tribunal shall be nominated by the Party-appointed arbitrators, in consultation with the parties. If the Party-appointed arbitrators fail to agree on the nomination of the Chairman of the Arbitral Tribunal within 30 Days after the appointment of the second arbitrator, the Chairman of the Arbitral Tribunal shall be appointed by the ICC International court of Arbitration in accordance with the Rules of Arbitration of the ICC.

10.3.3	The seat of arbitration shall be in New York, New York, USA.

10.3.4	The arbitration shall be in the English language.

10.3.5
The arbitrators shall render their award no later than 6 months following the commencement of the arbitration and such award shall be final and binding on the Parties. The Parties hereby waive any right of review or appeal on questions of law and on any other questions or matters. Judgment upon any award rendered by the arbitrators may be entered into by any court of competent jurisdiction. If any such enforcement action is brought, neither party shall seek to invalidate or modify the decisions of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this Article 10 as the sole and exclusive means of setting or resolving such Dispute.

10.3.6	The fees of the arbitrators shall be borne by the non-prevailing Party.

10.3.7
The Parties acknowledge and instruct the arbitrators to take into account in determining what remedies shall be granted to the party prevailing in the arbitration, that (i) the rights of the Parties described in this Agreement and the license granted herein are unique and money damages alone for breach of this Agreement may not constitute an adequate remedy, (ii) time and strict performance are of the essence in this Agreement, and (iii) any Party aggrieved by the provisions of this Agreement may be entitled to equitable relief, including specific performance, temporary restraining orders and injunctive relief.

10.4	Oppositions, reexamination and similar patent office proceedings and nullity actions against patents of a Party

10.4.1
If either Party intends to file an opposition under the European Patent Convention and/or European Community Patent Regulation or in any other jurisdiction which provides for opposition of patent applications or a reexamination or similar patent office proceeding or a nullity action against a patent of the other Party, such party will give the Patent holder notice in writing.

10.4.2
The patent holder will be given an opportunity to respond and present their position, including any proposed resolution. Such resolution may include, but not be limited to, a royalty-free license, a cross-license or a license with a royalty rate specific to a particular patent or product involved, provided, however, that this provision shall not impose an obligation on any Party to reach a resolution by means of licensing.

10.4.3
In any event, if the Parties are unable to reach a solution within the first to occur of, 45 Days prior to the expiration of any period to file an opposition, or within 90 Days from the initial notice, the Parties shall be free to proceed with the opposition, reexamination or other patent office proceeding, or nullity action. Such proceedings shall not be submitted to ICC, ADR, or ICC arbitration.

ARTICLE 11
ENTIRE AGREEMENT AND AMENDMENTS

This Agreement contains the entire and only agreements between the parties respecting the subject matter hereof and supersedes and cancels all previous negotiations, agreements, commitments and writings in respect thereto. This Agreement may not be amended, supplemented, released, discharged, abandoned, changed or modified in any manner, orally, or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized officers or representatives of the parties hereto. The parties acknowledge and agree that nothing contained in this Agreement is an admission by either party as to any specific fact, and therefore neither this Agreement nor any part thereof can be used by either party as an admission, representation, or estoppel in any action by one Party against the other. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate, as of the date first written above, by its duly authorized officer or representative.

LICENSEE	LICENSOR
By: /s/ Michael Porter	By: /s/ Mary Rankin
Name: Michael Porter	Name: Mary Rankin
Title: President EU Energy, Inc.	Title: President GE Infrastructure Technology
Date:	Date:

Attachment 1

LICENSOR PATENTS means the patents and applications listed below, including any divisions, reissues, reexaminations, continuations, applications, and patents issuing from such applications in any jurisdiction, that are counterparts of, or claim priority from, a common application for patent therefrom (the “Patent Family”).

Number	Issued / Published	Expires (Non-Priority)	Title (GE Docket)	Counterparts Patents	Counterparts Applications
5,083,039	1/21/92	2/1/11 (2012)	Variable speed wind turbine (126903)	CA2100672C EP569556B1 (CH, DE, DK, ES, FR, GB, IT, NL, DE69233343C0 EP884833B1 (DE, DK, ES, FI, FR, GB, NL, IT, SE) JP3435474B2 US5225712
5225712	7/6/1993		Variable speed wind turbine with reduced power fluctuation and a static VAR mode of operation
6137187	10/24/2000	8/8/2017 (2018)	Variable speed wind turbine generator	CN1120297C AU0737762B2 AU0767961B2 EP1007844B1 (DE, DE, ES, FR, GB, IE) DE69824965C0 ES2224426T3 US6847128 US6856039, US7095131 US6420795 US6600240	AR980103951 AU 81506/01 AU2004220762 BR9811873A CA2300201AA IN2326/Del/98 JP2001512804T2 KR20007001343 MX001375 NO20000626A, PL0338639A1, TR0000904T2
6420795			Variable speed wind turbine generator
6600240			Variable speed wind turbine generator
6847128			Variable speed wind turbine generator
6856039			Variable speed wind turbine generator
7095131			Variable speed wind turbine generator

Attachment 2

LICENSEE shall pay to LICENSOR as royalties the following fees:

[* *]

[**] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Attachment 3

Restricted parties pursuant to Section 1.3

Vestas (NEG Micon), Gamesa, Enercon, REpower, Nordex, Mitsubishi Heavy Industries (MHI), Clipper Windpower, Siemens (Bonus), WinWind, Ecotecnia, Prokon Nord, MTorres, Scanwind, Suzlon, Fuhrl’nder, Goldwind, Vensys, ABB, Acciona Windpower (EHN).

Attachment 4

Technical Data

ROTOR DIAMETER	62 m	64 m
RATED POWER:	**1250 kW**	**1250 kW**
Wind zone:	III	II
Wind class:	IEC II	IEC III
Number of blades:	3	3
Blade length:	30 m	31 m
Swept area:	3019 m^2	3217 m^2
Material:	GFRP	GFRP
Lightning protection:	metal receptor at tip	metal receptor at tip
Cut-in wind speed:	2.5 m/s	2.5 m/s
Nominal wind speed:	12.5 m/s	12.3 m/s
Cut-out wind speed:	25 m/s	23 m/s
Survival wind speed:*	61.9 m/s	53.8 m/s / 50.5 m/s
Nominal rotational speed:	app. 23.3 rpm	app. 21.1 rpm
Rotational speed range:	app. 13.9-25.9 rpm	app. 13.2-24.5 rpm
Rotational speed control:	pitch, active blade adjustment	pitch, active blade adjustment
Power regulation:	pitch	pitch
Gearbox:	3 stage planetary spur wheel gearbox	3 stage planetary spur wheel gearbox
Transmission:	1 : 50.2	1 : 53.1
Main braking system:	2 independent safety systems	2 independent safety systems
Parking brake:	disc brake	disc brake
Generator:	induction, double-feed	induction, double-feed
Rated voltage:	690 V	690 V
Grid frequencies:	50 / 60 Hz	50 / 60 Hz
Inverter:	IGBT-inverter	IGBT-inverter
Modulation type:	pulse width modulation	pulse width modulation
Yaw system:	3 hydraulic geared drives	3 hydraulic geared drives
Meteorology sensors:	2 wind vanes, 2 anemometer, 1 exterior thermometer	2 wind vanes, 2 anemometer, 1 exterior thermometer
Remote monitoring:	automatic data transfer	automatic data transfer
Tower:	tubular steel tower	tubular steel tower
Hub heights :	app. 65 m	< 68 m / 91.5 m
Total heights:	app. 96 m	< 100 m / 123.5 m
Grid voltages:	10 / 20 kV, others on request	10 / 20 kV, others on request
Nominal current:	1046 A	1046 A
Peak current:	1.05 I_N	1.05 I_N
cos phi:	1.0; adjustable	1.0; adjustable
Flicker coefficient c:	= 10	= 10
Distortion factor:	1% approx.	1% approx.
$K_{max} = I_{max} / I_{ng}$:	1.1	1.1
Over/under voltage:	with adjustable parameter	with adjustable parameter
Over/under frequency:	±1 Hz, with adjustable parameter	±1 Hz, with adjustable parameter
Trigger times:	with adjustable parameter	with adjustable parameter
Structure-born sound balancing:	Elastomere elements	Elastomere elements

* acc. to hub height

TECHNICAL DATA IS SUBJECT TO CHANGE

Characteristics

ROTOR DIAMETER: **62 m** | **64 m**

RATED POWER: 1250 kW (62 m) | 1250 kW (64 m)

ENERGY YIELD:

62 m

Energy yield in MWh/a
Wind speed (m/s)

Basis: Rayleigh distribution. Air density: 1.225 kg/m³. Turbulence 10%

64 m

Energy yield in MWh/a
Wind speed (m/s)

Basis: Rayleigh distribution. Air density: 1.225 kg/m³. Turbulence 10%

POWER CURVE:

62 m

V wind in m/s	Power in kW	V wind in m/s	Power in kW
<3	12	from 13	1250
4	35	to 17	1250
5	80	18	1205
6	155	19	1096
7	258	20	987
8	414	21	876
9	593	22	765
10	802	23	663
11	1027	24	564
12	1224	25	462

64 m

V wind in m/s	Power in kW	V wind in m/s	Power in kW
<3	13	12	1234
4	37	from 13	1250
5	85	to 17	1250
6	168	18	1154
7	288	19	1036
8	442	20	930
9	631	21	812
10	850	22	705
11	1078	23	605

Power (kW)
Wind speed (m/s)

Basis: Air density: 1.225 kg/m³. Turbulence 10%

Power (kW)
Wind speed (m/s)

Basis: Air density: 1.225 kg/m³. Turbulence 10%

SOUND LEVEL:

62 m

Sound Level LW 103.9 dB(A)
(emission-relevant Sound level
calculated at 10 m/s in 10 m height)

Minimum clearance to centre of mast base

hub height:	65 m
Mixed area 45 dB (A):	305 m
Residential area 40 dB (A):	450 m
Exclusively residential area 35 dB (A):	680 m

64 m

Sound Level LW 103.6 dB(A)
(emission-relevant Sound level
calculated at 10 m/s in 10 m height)

Minimum clearance to centre of mast base

hub height:	68 m	91.5 m
Mixed area 45 dB (A):	305 m	305 m
Residential area 40 dB (A):	445 m	475 m
Exclusively residential area 35 dB (A):	670 m	700 m

These indicated numbers are appr. Values. For detailed analysis noise emission investigation has to be carried on.

Attachment 5

DeWind D8: Progressive Power

In the seventh year of DeWind's history came one of the absolute peaks of converter development: the DeWind D8 went into operation in 2002.

The first DeWind D8 with a nominal output of 2 megawatts started operation early in 2002. It included advanced use of new materials, new production methods, optimised components, and a new expandable and high-performance control system tailored to suit the D8. The D8 also used a new 40m blade, the DW80, featuring the use of new materials to produce a class leading turbine.

Design of the wind turbine

The DeWind D8 is a three-blade upwind turbine with pitch control and horizontal axis. The turbine has a rated power of 2000 kW and can be supplied with different hub heights to suit the particular site conditions and planning requirements.

The outstanding features of the DeWind D8 are effective utilisation of the available wind, quiet operation, good grid compatibility, longevity and attractive design. The turbine operates with variable rotor speed and is thus capable of producing electric power efficiently at low wind speeds, utilising the energy of gusts without overloading the grid or turbine components. The combination of a doubly-fed asynchronous generator, with a state of the art IGBT converter, isolates grid voltage and frequency from the generator speed thus enabling connection of the turbine to most power supply networks.

Control System

The control system is the heart of the Turbine and the D8 uses the eOS system offering modules of turbine control, Web, View, Database & Park Control.

DEWIND

The Next Level

Unusual solutions were used for the construction of DeWind D8's rotor blades. New materials and new production techniques reduced the weight and loads placed on the structure: A Dutch consortium led by Delft University of Technology and the Energy Research Centre of the Netherlands (ECN) in Petten, helped in the development of the DeWind D8.

The leading Dutch researchers suggested many new ideas using new materials and production methods. They succeeded in creating a blade 25 percent lighter than similar blades by using carbon fibre – an industry first. A new production method enabled more precise control of the materials used, producing better quality, greater efficiency and a longer life expectancy.

The World Inside

Advanced simulation techniques were used to predict the turbine operating loads, enabling all components in the Nacelle to be optimised for performance and life expectancy, creating a turbine with unrivaled reliability.

exciting current and frequency of the rotor winding. This is achieved by a microprocessor-controlled power electronic controller, which triggers the IGBT elements using a pulse width modulation technique, so that an almost pure sinusoidal voltage is produced at the output.

System control and Remote Monitoring

The wind turbine is equipped with an operation and monitoring computer that carries out all monitoring, control and regulation tasks. This computer is an industrial PC using a conventional MS Windows® operating system.

Network connections, using mainly optical fibres, are used for data transmission within the wind turbine itself and throughout the wind farm. The wind turbine is always maintained in an optimum operating state; the system components and the operating parameters are continuously monitored.

Some basic functions, such as start, shutdown and yaw can be carried out locally by an operator or via remote data transmission.

Access to control functions is protected by means of a security system with different levels of password protected access.

Two displays to monitor the turbine are installed; one in the nacelle and one in the bottom of the tower.

For remote monitoring and retrieval of operating data, the wind turbine is connected with the DeWind monitoring centre via a telephone network. For data transmission a VPN protocol is used.

The information supplied by the wind turbine is recorded to a central database in the monitoring centre, where faults are analysed. In the event of failure, the service team is informed so that the problem can be quickly remedied.

Using the appropriate access rights, it is possible to retrieve operating data via a telephone connection, such as:

- Daily data production
- Monthly data production
- Annual data production
- Logbooks
- Record of all events

Advantages on the Grid

The generator output at 690V is stepped up for grid connection by an output transformer. The output transformer provides the connection to the high voltage network.

Connection of the system to the grid is made after synchronisation through a power switch, that also provides protective functions in the event of an overload or short-circuit.

A three-phase mains monitoring relay is used to monitor voltage and frequency deviations. Power surge and undervoltage, over-frequency and under-frequency, brief interruptions, current asymmetry and phase relationships are all monitored.

The D8 drive train, control system and inverter have all been designed to meet the requirements of grid codes. A computer-based dynamic model is available, which has been approved by grid companies.

Power kW
2500
2000
1500
1000
500
0
D8 - 80m
1
3
5
7
9
11
13
15
17
19
21
23
25
Mean wind speed (m/s)

EU Energy Wind Ltd.*
Technology House,
151 Silbury Boulevard,
Central Milton Keynes,
United Kingdom,
MK9 1LH

Tel: +44 (0)1908-424-460
Fax: +44 (0)1908-424-356
Email: info@eunrg.com

EU Energy Inc.*
2650 FM 407,
Suite 210,
Bartonville,
TX 76226
USA

Tel: +1 940 455 7450
Fax: +1 940 455 7451
Email: northamericansales@eunrg.com

www.eunrg.com

* members of the EU Energy plc group of companies

Copyright © 2006 EU Energy Wind Ltd

Attachment 6

[* *]

[**] This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Attachment 7
Version 1

GE ENTERS INTO PATENT LICENSE WITH EU ENERGY, INC.

ATLANTA, GEORGIA - DATE XX, 2006 - GE Energy’s wind business has entered into patent licenses with EU Energy, Inc. related to GE’s variable speed technology for wind turbines.

Both companies will independently carry on with their respective businesses of manufacturing and selling wind energy turbines, contributing to the development of the wind energy sector.

GE Energy’s wind business is actively engaged in licensing its key patents for wind turbine control technologies to help suppliers and customers meet the rapidly growing need for clean, efficient renewable wind energy.

Wind energy is the fastest growing energy segment, and GE’s proven and patented technologies continue to set the standard in the industry for reliability and grid compatibility.

“GE continues to demonstrate its technology leadership and commitment to introducing leading-edge technologies into the marketplace,” said Victor Abate, vice president of renewable energy for GE Energy.

About GE Energy

GE Energy (www.ge.com/energy) is one of the world’s leading suppliers of power generation and energy delivery technologies, with 2005 revenue of $16.5 billion. Based in Atlanta, Georgia, GE Energy works in all areas of the energy industry including coal, oil, natural gas and nuclear energy; renewable resources such as water, wind, solar and biogas; and other alternative fuels. Numerous GE Energy products are certified under ecomagination, GE’s corporate-wide initiative to aggressively bring to market new technologies that will help customers meet pressing environmental challenges.

With wind turbine design, manufacturing and assembly facilities in Germany, Spain and the United States, GE Energy is among the leading providers of wind energy products and support services ranging from commercial wind turbines and grid integration products to project development assistance and operation and maintenance. The company's knowledge base includes the development and/or installation of more than 8,500 wind turbines with a total rated output of 7,600 megawatts.

About EU Energy, Inc.

EU Energy Inc., and EU Energy Ltd., produce, sell, and license the DeWind series of wind energy turbines including the 50Hz D6 rated at 1.25 megawatts (MW) and the 50Hz D8 rated at 2MW, both noted for their reliability. In 2007, the new 2MW D8.2 is planned to be delivered to North American customers from assembly operations in Lübeck, Germany. The D8.2 utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous AC generator that is able to connect directly to the grid without the use of power conversion electronics. The DeWind 8.2 will be available in both a 60Hz and 50Hz version. ……………………………………...

###

For more information, contact:

Dennis Murphy GE Energy +1 678 844 6948 dennis.murphy@ge.com	Ken Darling or Howard Masto Masto Public Relations +1 518 786 6488 kenneth.darling@ge.com howard.masto@ge.com

Attachment 7
Version 2

For Immediate Release

COMPOSITE TECHNOLOGY’S EU ENERGY ENTERS INTO PATENT LICENSE WITH GE

Irvine, CA - Date ___, 2006 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) is pleased to announce that its subsidiary, EU Energy Inc., (EU Energy), has licensed certain patents from GE Energy’s wind business (GE Energy). While EU Energy’s range of wind turbines employ their own technology and designs, the license from GE Energy will permit EU Energy to continue to sell its traditional model DeWind D6 and D8 wind turbines incorporating the use of conventional power conversion electronics in markets where the GE patents are applicable. The DeWind D6 is available in 50Hz and 60Hz worldwide and the DeWind D8 available in 50Hz worldwide.

Both companies will independently carry on with their respective businesses of designing, manufacturing and selling wind energy turbines, and contributing to the development of the wind energy sector. EU Energy’s DeWind D8.2 and D8.1 wind turbines use a unique hydrodynamic torque converter that allows a synchronous generator to connect directly to the grid without the use of power electronics. This license is not applicable to these particular models.

Victor Abate, vice president of renewable energy for GE Energy stated: “GE Energy’s wind business is actively engaged in licensing its key patents for wind turbine control technologies to help suppliers and customers meet the rapidly growing need for clean, efficient renewable wind energy.”

Michael Porter, President of CTC and EU Energy stated: “The signing of this license with GE is important to fulfill terms of an Irrevocable Letter of Commitment to purchase 400 megawatts of DeWind D6 turbines for delivery in the US commencing no later than the first quarter of 2008. Developing the renewable wind energy sector is vital to any developed economy and we are pleased to be able to offer our traditional range of D6 and D8 turbines using certain of GE Energy’s power electronics patent portfolio.”

About GE Energy:

GE Energy (www.ge.com/energy) is one of the world’s leading suppliers of power generation and energy delivery technologies, with 2005 revenue of $16.5 billion. Based in Atlanta, Georgia, GE Energy works in all areas of the energy industry including coal, oil, natural gas and nuclear energy; renewable resources such as water, wind, solar and biogas; and other alternative fuels. Numerous GE Energy products are certified under ecomagination, GE’s corporate-wide initiative to aggressively bring to market new technologies that will help customers meet pressing environmental challenges.

With wind turbine design, manufacturing and assembly facilities in Germany, Spain and the United States, GE Energy is among the leading providers of wind energy products and support services ranging from commercial wind turbines and grid integration products to project development assistance and operation and maintenance. The company's knowledge base includes the development and/or installation of more than 8,500 wind turbines with a total rated output of 7,600 megawatts.

For more information, contact:

Dennis Murphy GE Energy +1 678 844 6948 dennis.murphy@ge.com	Ken Darling or Howard Masto Masto Public Relations +1 518 786 6488 kenneth.darling@ge.com howard.masto@ge.com

About CTC:

Composite Technology Corporation, based in Irvine, California, USA develops, manufactures and sells high performance electrical transmission and renewable energy generation products through its subsidiaries:

•
EU Energy Inc., and EU Energy Ltd., produce, sell, and license the DeWind series of wind energy turbines including the 50Hz D6 rated at 1.25 megawatts (MW) and the 50Hz D8 rated at 2MW, both noted for their reliability. In 2007, the new 2MW D8.2 is planned to be delivered to North American customers from assembly operations in Lübeck, Germany. The D8.2 utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous AC generator that is able to connect directly to the grid without the use of power conversion electronics. The DeWind 8.2 will be available in both a 60Hz and 50Hz version.

•
CTC Cable Corporation produces composite rod for use in its proprietary ACCC aluminum conductor composite core. ACCC conductors virtually eliminate the sag in power lines caused by high current and high line temperatures. ACCC conductors also reduce electricity line losses, and have demonstrated significant savings in capital and operating expenses when substituted for other conductors. ACCC conductors enable grid operators to eliminate blackouts and brownouts, providing a ‘reserve electrical capacity’ by operating at higher temperatures. ACCC conductors are an innovative solution for reconductoring power lines, constructing new lines and crossing large spans. ACCC composite rod is delivered to qualified conductor manufacturers worldwide for local ACCC conductor production and resale into local markets.

For further information visit our websites: www.compositetechcorp.com& www.eunrg.com

For Investor Relations Contact: James Carswell, +1-949-428-8500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, successful integration of the EU Energy acquisition, ability to produce the turbines and its components, ability to maintain quality control, collection-related risks from international transactions, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2005 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K and including those pertaining to EU Energy that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.